Filed pursuant to Rule 424(b)(3)
File No. 333-263572

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

Supplement dated December 4, 2023

to

Prospectus dated April 26, 2023

This supplement contains information that amends, supplements or modifies certain information contained in the prospectus of United States 12 Month Natural Gas Fund, LP (“UNL”) dated April 26, 2023 (the “Prospectus”).

You should carefully read the Prospectus and this supplement before investing. This supplement should be read in conjunction with the Prospectus. You should also carefully consider the “Risk Factors” beginning on page 8 of the Prospectus before you decide to invest.

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On November 14, 2023, UNL engaged Cohen & Company, Ltd., replacing Spicer Jeffries LLP, as its independent registered public accounting firm for the fiscal year ending December 31, 2023.

In light of the foregoing, the Prospectus in hereby revised as follows:

The section of the Prospectus entitled “Legal Matters” is revised by deleting the subsection entitled “Experts” on page 52 and replacing it with the following:

Experts

Spicer Jeffries LLP, an independent registered public accounting firm, has audited the statements of financial condition of UNL as of December 31, 2022 and December 31, 2021, including the schedule of investments as of December 31, 2022 and December 31, 2021, and the related statements of operations, changes in partners’ capital and cash flows for the years ended December 31, 2022, 2021, and 2020, that appear in the annual report on Form 10-K that is incorporated by reference. The financial statements of UNL in the Form 10-K were included therein in reliance upon the report of Spicer Jeffries LLP dated March 1, 2023, given on its authority of such firm as experts in accounting and auditing.

On November 14, 2023, UNL dismissed Spicer Jeffries LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2023. The Board of Directors of USCF, based on the recommendation of the Audit Committee of USCF, approved the decision to change independent registered public accounting firms. On the same day, the Board of Directors of USCF, based on the recommendation of the Audit Committee of USCF, engaged Cohen & Company, Ltd. as UNL’s independent registered public accounting firm for the fiscal year ending December 31, 2023.